Exhibit 8.2

November 9, 2010

Boards of Directors

Oconee Federal Bancorp, Inc.

Oconee Federal Savings & Loan Association

P.O. Box 1039

Seneca, South Carolina 29679

Cherry, Bekaert & Holland, LLP (“CBH”) has been requested by Oconee Federal Savings & Loan Association, a federally chartered savings bank (the “Association” “Mutual Association”), Oconee Federal Financial Corp., Inc. (the “Company”) a federal corporation and Oconee Federal, MHC, to be formed as a federally chartered mutual holding company (“Mutual Holding Company”) (collectively “The Companies”), to express our opinion concerning material South Carolina income tax consequences relating to the reorganization of the Association from a mutual savings and loan association to a mutual holding company (all steps in such reorganization are collectively referred to herein as the “Reorganization”) pursuant to the certain Oconee Federal Savings & Loan Association Plan of Reorganization From a Mutual Savings and Loan Association to a Mutual Holding Company and Stock Issuance Plan (the “Plan of Reorganization”). Concurrently with the Reorganization, Oconee Federal Financial Corp. will offer for sale up to 49.9% of its Common Stock on a priority basis to depositors and Tax-Qualified Employee Plans of Oconee Federal Savings and Loan Association, with any remaining shares offered to the public in a Community Offering or a Syndicated Community Offering, or a combination thereof.

In rendering our opinion, based on the express instructions of the Companies, we are relying on the attached opinion of Luse, Gorman, Pomerenck & Schick, P.C., (“Special Legal Counsel”), dated November 2, 2010 (“Federal Tax Opinion”) for all matters regarding federal income taxes. Accordingly, in rendering our opinion, we are relying on the conclusions in the Federal Tax Opinion in reaching our conclusions with respect to the application of South Carolina income tax law. In addition, we are relying on the representations made by the Companies to Special Legal Counsel, as outlined in this opinion in rendering our opinion. Capitalized terms have the same meaning as in the Federal Tax Opinion unless otherwise stated.

Our analysis and opinion is limited to the income tax treatment for the State of South Carolina for the transaction identified above. We have not considered any non-income tax, or local or foreign income tax consequences, and, therefore, do not express any opinion regarding these areas. We also express no opinion on nontax issues such as corporate law or securities law matters. We express no opinion other than that as immediately stated above, and neither this opinion nor any prior statement are intended to imply or to be an opinion on any other matters.

The opinions expressed herein are based solely upon our interpretation of the South Carolina Code of Laws, as interpreted by court decisions, and by rulings and procedures issued by the State of South Carolina, as of the date of this letter.

RELEVANT FACTS and ASSUMPTIONS

You have provided us with a copy of the Federal Tax Opinion regarding the Reorganization in which Special Legal Counsel has described the Reorganization as follows:

On August 19, 2010, the board of directors of the Association adopted the Plan of Reorganization. For what are represented to be valid business purposes, the Association’s board of directors has decided to convert to a mutual holding company structure pursuant to applicable statutes. The following steps are proposed:

(i)	The Association will organize an interim stock savings and loan association as a wholly owned subsidiary (“Interim One”);

(ii)	Interim One will organize an interim stock savings and loan association as a wholly owned subsidiary (“Interim Two”);

(iii)	Interim One will organize the Stock Holding Company as a separate wholly owned subsidiary;

(iv)	Association will exchange its charter for that of a federal stock savings and loan association charter, becoming Stock Association (the “Conversion”). Simultaneously, Interim One will cancel its outstanding shares and exchange its charter for a mutual holding company charter to become the Mutual Holding Company. In the Conversion, Association’s members will constructively receive shares of stock in Stock Association in exchange for their mutual ownership interests in Mutual Association;

(v)	Simultaneously, with steps (iii) and (iv), Interim Two will merge with and into Stock Association (the “Merger”) with Stock Association surviving and Mutual Holding Company receiving stock of Stock Association. In the Merger, the former members of the Association will exchange the stock of Stock Association constructively received in the Conversion for mutual ownership interests in the Mutual Holding Company (the “351 Transaction”);

(vi)	The Mutual Holding Company will contribute the stock of Stock Association to the Stock Holding Company in a constructive exchange for additional Stock Holding Company stock (the “Secondary 351 Transaction”), and

(vii)	Contemporaneously, with the contribution set forth in “(vi)”, Stock Holding Company will offer to sell up to 49.9% of its Common Stock in the Subscription Offering and, if applicable, the Community Offering.

Collectively, the above steps are referred to as the “Reorganization.” Those persons who, as of the date of the Reorganization (the “Effective Date”), hold depository rights with respect to Mutual Association will thereafter have such rights solely with respect to Stock Association. Each deposit account with Mutual Association at the time of the exchange will become a deposit account in Stock Association in the same amount and upon the same terms and conditions. Following the completion of the Reorganization, all depositors and borrowers who had membership rights with respect to Mutual Association immediately prior to the Reorganization will continue to have such rights solely with respect to Oconee Federal, MHC so long as they continue to hold deposit accounts or borrowings with Stock Association. All new depositors of Stock Association after the completion of the Reorganization will have ownership rights solely with respect to Oconee Federal, MHC so long as they continue to hold deposit accounts with Stock Association.

The shares of Interim Two common stock owned by the Mutual Holding Company prior to the Reorganization shall be converted into and become shares of common stock of the Stock Association on the Effective Date. The shares of Stock Association common stock constructively received by the Stock Association stockholders (formerly the members of the Association holding liquidation and voting rights in the Association) will be transferred to the Mutual Holding Company by such persons in exchange for equity interests (i.e., liquidation and voting rights) in the Mutual Holding Company.

Following the Reorganization, Stock Holding Company will have the power to issue shares of capital stock (including common and preferred stock) to persons other than the Mutual Holding Company. So long as the Mutual Holding Company is in existence, however, it must own a majority of the voting stock of Stock Holding Company. Stock Holding Company may issue any amount of non voting stock to persons other than Mutual Holding Company. No such non voting stock will be issued as of the date of the Reorganization.

Our opinion regarding the South Carolina Corporation Business Tax consequences adopts and relies upon the facts; representations; assumptions; applicability and appropriateness of the federal tax laws cited; and conclusions as set forth in the Federal Tax Opinion and incorporates the terms contained in the Federal Tax Opinion. We have assumed that these facts and federal tax laws relied on are complete and accurate and have not independently audited or otherwise verified any of these facts, representations, or assumptions. Our opinion on the South Carolina Corporation Business Tax consequences assumes that the final federal income tax consequences of the Reorganization will be those outlined in the Federal Tax Opinion.

If any fact, assumption, or representation contained in the Federal Tax Opinion changes, it is imperative we be notified to determine the effect, if any, on the conclusions reached herein. A misstatement or omission of any fact or a change or amendment on any of the facts, assumptions or representations we have relied upon may require a modification of all or a part of the opinion.

Our opinion is as of November 9, 2010 and we have no responsibility to update this opinion for events transactions, circumstances or changes in any facts, assumptions or representations occurring after this date.

SIGNIFICANT TAX ISSUES

The Companies have requested an opinion on the South Carolina income tax treatment of the above transactions. As such, the primary consideration is the South Carolina law governing the non recognition of gain or loss from the reorganization transactions.

APPLICABLE LAW

South Carolina conforms to the federal Internal Revenue Code of 1986 as amended through December 31, 2009 (“IRC”), with certain exceptions for code sections excluded or adjusted. [S.C. Code §12-6-40(A)(1)(a).] For purposes of conformity, the IRC is deemed to contain all changes necessary for South Carolina to administer its provisions. In addition, certain definitions will apply, unless a different meaning is required as follows:

(a)	“Secretary” “Secretary of the Treasury” or “Commissioner” means the Director of the Department of Revenue.

(b)	“Internal Revenue Service” means the department of revenue;

(c)	“Return” means the appropriate state return;

(d)	“Income” includes the modifications required by Article 9 of Chapter 12 and allocation and apportionment as provided in Article 17 of Chapter 12;

(e)	other terms in the Internal Revenue Code must be given the meanings necessary to effectuate this item. [S.C. Code §12-6-40(A)(2)(a).]

Association is currently subject to South Carolina income tax in accordance with Chapter 13 of Title 12 of the South Carolina Code of Laws. [S.C. Code §12-13-10.] With respect to the Association, the term “net income” means taxable income as determined for a regular corporation in Chapter 6 of Title 12 after deducting all earnings accrued, paid, credited, or set aside for the benefit of holders of savings or investment accounts, any additions to reserves which are required by law, regulation, or direction of appropriate supervisory agencies, and a bad debt deduction. [S.C. Code §12-13-20.] Similarly, Mutual Holding Company and Company are subject to South Carolina income tax in accordance with Chapter 6 of Title 12. [S.C. Code §12-6-580 and §12-6-530.]

In practice, South Carolina taxable income for Association, Mutual Holding Company, and Company is generally computed by starting with federal taxable income and making adjustments for the situations where South Carolina has not adopted or has adjusted IRC sections.

Specific to the transaction discussed herein:

1.	The South Carolina Code of Laws lists the IRC Sections not adopted. [S.C. Code §12-6-50.] IRC Sections 351, 354, 356, 358, 362, 368, 381, 1012, 1032, and 1223, which relate to reorganization and incorporation transactions are not listed. Accordingly, South Carolina follows the federal provisions for recognition or non recognition of gain or loss, carryover of basis, holding periods and other matters addressed in these federal provisions.

2.	Additionally, all elections made for federal income tax purposes in connection with Internal Revenue Code sections adopted by the State of South Carolina automatically apply for South Carolina income tax purposes unless otherwise provided. [S.C. Code §12-6-40(B).]

3.	South Carolina does not adopt IRC §§1501-1504, regarding consolidated returns, but it does allow the filing of consolidated returns. However, according to S.C. Code §12-6-5020(B), all corporations included in a consolidated return must be subject to tax under S.C. Code §12-6-530 (Chapter 6), which is the general corporate income tax provision. Given that the Association is subject to tax under Chapter 13, it is not permitted to file a consolidated return with Mutual Holding Company and Company in South Carolina.

4.	In addition, South Carolina has ruled privately with a favorable interpretation of a similar transaction. [S.C. Private Letter Ruling 90-6, Feb. 28, 1990]

EVALUATION and CONCLUSIONS for SIGNIFICANT TAX ISSUES

Based on the facts, assumptions and representations set forth in the Federal Tax Opinion and restated herein as we understand them to be, and subject to any conditions or limitations herein, including the Scope of the Opinion above, it is our opinion that the South Carolina Corporate Income Tax consequences described below should prevail if challenged. The following opinions, although similar to the conclusions set forth in the Federal Tax Opinion, are specific to the tax consequences of the Conversion and Reorganization under South Carolina law, and are thus independent and separate from the conclusions set forth in the Federal Tax Opinion.

1.	Assuming the federal income tax consequences of the Conversion as set forth in the Federal Tax Opinion are the consequences for the Conversion, the conversion will be recognized for South Carolina income tax purposes as a tax free reorganization in accordance with IRC Section 368(a)(1)(F), and no gain or loss from this conversion will be recognized by the Association in either its mutual form or stock form.

2.	Assuming the federal income tax consequences of the Conversion as set forth in the Federal Tax Opinion are the consequences for the Conversion, for South Carolina income tax purposes, the Stock Association’s holding period in the assets received from Mutual Association will include the period during which such assets were held by Mutual Association.

3.	Assuming the federal income tax consequences of the Conversion as set forth in the Federal Tax Opinion are the consequences for the Conversion, for South Carolina income tax purposes, the Stock Association’s basis in the assets of Oconee Federal Savings and Loan Association will be the same as the basis of such assets in the hands of Mutual Association immediately prior to the Reorganization.

4.	Assuming the federal income tax consequences of the Conversion as set forth in the Federal Tax Opinion are the consequences for the Conversion, for South Carolina income tax purposes, the Mutual Association members will recognize no gain or loss upon the constructive receipt of solely Stock Association common stock in exchange for their membership interests in Mutual Association.

5.	Assuming the federal income tax consequences of the Conversion as set forth in the Federal Tax Opinion are the consequences for the Conversion, for South Carolina income tax purposes, the Stock Association will succeed to and take into account Mutual Association’s earnings and profits or deficit in earnings and profits, as of the date of the Reorganization.

6.	Assuming the federal income tax consequences of the Conversion as set forth in the Federal Tax Opinion are the consequences for the Conversion, for South Carolina income tax purposes, the Stock Association will be treated the same as Mutual Association, and therefore, Mutual Association’s tax year will not end merely as a result of the conversion of Mutual Association to stock form and Stock Association will not be required to obtain a new South Carolina file number.

7.	Assuming the federal income tax consequences of the Conversion as set forth in the Federal Tax Opinion are the consequences for the Conversion, for South Carolina income tax purposes, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members of Mutual Association on the issuance to them of withdrawable deposit accounts in Stock Association plus liquidation rights with respect to Mutual Holding Company, in exchange for their deposit accounts in the Mutual Association or to the other depositors on the issuance to them of withdrawable deposit accounts.

8.	Assuming the federal income tax consequences of the Conversion as set forth in the Federal Tax Opinion are the consequences for the Conversion, than it is more likely than not for South Carolina income tax purposes, that the fair market value of the subscription rights to purchase Common Stock is zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon the distribution to them of the nontransferable subscription rights to purchase shares of stock of Stock Holding Company. Gain realized, if any, by the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members on the distribution to them of nontransferable subscription rights to purchase shares of Common Stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights. Eligible Account Holders and Supplemental Eligible Account Holders will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights.

9.	Assuming the federal income tax consequences of the Conversion as set forth in the Federal Tax Opinion are the consequences for the Conversion, for South Carolina income tax purposes, the basis of the deposit accounts in the Stock Association to be received by the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members of the Mutual Association will be the same as the basis of their deposit accounts in Mutual Association surrendered in exchange therefor. The basis of the interests in the liquidation rights in Mutual Holding Company to be received by the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members of Mutual Association will be zero.

10.	Assuming the federal income tax consequences of the 351 Transaction as set forth in the Federal Tax Opinion are the consequences for the 351 Transaction, for South Carolina income tax purposes, the exchange of Stock Association common stock constructively received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members in exchange for membership interests in Mutual Holding Company will constitute a tax-free exchange of property solely for “stock” in accordance with IRC Section 351.

11.	Assuming the federal income tax consequences of the 351 Transaction as set forth in the Federal Tax Opinion are the consequences for the 351 Transaction, for South Carolina income tax purposes, the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will recognize no gain or loss upon the transfer of Stock Association common stock (which they constructively received in the conversion of Mutual Association to stock form) to Mutual Holding Company solely in exchange for membership interests in Mutual Holding Company.

12.	Assuming the federal income tax consequences of the 351 Transaction as set forth in the Federal Tax Opinion are the consequences for the 351 Transaction, for South Carolina income tax purposes, the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members’ basis in the Mutual Holding Company membership interests received in the transaction (which basis is zero) will be the same as the basis of the property transferred in exchange therefor.

13.	Assuming the federal income tax consequences of the 351 Transaction as set forth in the Federal Tax Opinion are the consequences for the 351 Transaction, for South Carolina income tax purposes, the Mutual Holding Company will recognize no gain or loss upon the receipt of property from Eligible Account Holders, Supplemental Eligible Account Holders and Other Members in exchange for membership interests in Mutual Holding Company.

14.	Assuming the federal income tax consequences of the 351 Transaction as set forth in the Federal Tax Opinion are the consequences for the 351 Transaction, for South Carolina income tax purposes, the Mutual Holding Company’s basis in the property received from Eligible Account Holders, Supplemental Eligible Account Holders and Other Members (which basis is zero) will be the same as the basis of such property in the hands of Eligible Account Holders, Supplemental Eligible Account Holders and Other Members immediately prior to the transaction.

15.	Assuming the federal income tax consequences of the 351 Transaction as set forth in the Federal Tax Opinion are the consequences for the 351 Transaction, for South Carolina income tax purposes, the Mutual Holding Company’s holding period for the property received from Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will include the period during which such property was held by such persons.

16.	Assuming the federal income tax consequences of the Secondary 351 Transaction as set forth in the Federal Tax Opinion are the consequences for the Secondary 351 Transaction, for South Carolina income tax purposes, the Mutual Holding Company and the persons who purchased Common Stock of Stock Holding Company in the Subscription and Community Offering (“Minority Stockholders”) will recognize no gain or loss upon the transfer of Stock Association stock and cash, respectively, to Stock Holding Company in exchange for stock in Oconee Federal Financial Corp.

17.	Assuming the federal income tax consequences of the Secondary 351 Transaction as set forth in the Federal Tax Opinion are the consequences for the Secondary 351 Transaction, for South Carolina income tax purposes, the Stock Holding Company will recognize no gain or loss on its receipt of Stock Association stock and cash in exchange for Stock Holding Company Common Stock.

18.	Assuming the federal income tax consequences of the Secondary 351 Transaction as set forth in the Federal Tax Opinion are the consequences for the Secondary 351 Transaction, for South Carolina income tax purposes, the Mutual Holding Company’s basis in the Stock Holding Company Common Stock received in the Secondary 351 Transaction will be the same as its basis in the Stock Association stock transferred.

19.	Assuming the federal income tax consequences of the Secondary 351 Transaction as set forth in the Federal Tax Opinion are the consequences for the Secondary 351 Transaction, for South Carolina income tax purposes, the Mutual Holding Company’s holding period in the Stock Holding Company Common Stock received will include the period during which it held the Stock Association common stock, provided that such property was a capital asset on the date of the exchange.

20.	Assuming the federal income tax consequences of the Secondary 351 Transaction as set forth in the Federal Tax Opinion are the consequences for the Secondary 351 Transaction, for South Carolina income tax purposes, the Stock Holding Company’s basis in the Stock Association stock received from Mutual Holding Company will be the same as the basis of such property in the hands of Mutual Holding Company.

21.	Assuming the federal income tax consequences of the Secondary 351 Transaction as set forth in the Federal Tax Opinion are the consequences for the Secondary 351 Transaction, for South Carolina income tax purposes, the Stock Holding Company’s holding period for the Stock Association stock received from Mutual Holding Company will include the period during which such property was held by Mutual Holding Company.

22.	Assuming the federal income tax consequences of the Secondary 351 Transaction as set forth in the Federal Tax Opinion are the consequences for the Secondary 351 Transaction, for South Carolina income tax purposes, then it is more likely than not that the basis of the Stock Holding Company Common Stock to its stockholders will be the purchase price thereof. The holding period of the Common Stock purchased pursuant to the exercise of subscription rights will commence on the date on which the right to acquire such stock was exercised.

OVERALL CONCLUSION

In accordance with the facts and assumptions stated above and in consideration of the applicable tax law, we conclude that the Companies’ Reorganization transaction will have the same income tax treatment for South Carolina purposes as is provided under the Internal Revenue Code or federal tax purposes.

Our advice in this document is limited to the conclusions specifically set forth herein and is based on the completeness and accuracy of the above-stated facts, assumptions and representations. If any of the foregoing facts, assumptions or representations is not entirely complete or accurate, it is imperative that we be informed immediately, as the inaccuracy or incompleteness could have a material effect on our conclusions. In rendering our advice, we are relying upon the Federal Tax Opinion, South Carolina statutes, the regulations thereunder, and the judicial and administrative interpretations thereof. These authorities are subject to changes or modifications by subsequent legislative, regulatory, administrative, or judicial actions or decisions, retroactively and/or prospectively, and any such changes could affect the validity of our conclusions. Any such changes could have a material effect on the opinions and conclusions of this letter. We will not update our advice for subsequent changes or modifications to the law and regulations or to the judicial and administrative interpretations thereof.

Sincerely,

/s/ Cherry, Bekaert & Holland, L.L.P.